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                                                                  EXHIBIT (b)(6)


                             REVOLVING CREDIT NOTE
                             ---------------------


Dallas, Texas                    $7,000,000.00              December 1, 1997


     KEVCO, INC., a Texas corporation (the "Borrower"), for value received, promises to pay to the order of GUARANTY FEDERAL BANK, F.S.B. ("Lender"), or its registered assigns, at the principal office of NationsBank of Texas, N.A., in lawful money of the United States of America, the principal sum of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00), or such lesser sum as shall be due and payable from time to time hereunder, as hereinafter provided. All terms used but not defined herein shall have the meanings set forth in the Credit Agreement described below.

     Principal of and interest on the unpaid principal balance of Revolving Credit Advances under this Revolving Credit Note (this "Note") from time to time outstanding shall be due and payable as set forth in the Credit Agreement.

     This Note is issued pursuant to and evidences Revolving Credit Advances under a Credit Agreement, dated as of December 1, 1997, among the Borrower, NationsBank of Texas, N.A., as Administrative Agent, and the lenders parties thereto (as amended, restated, supplemented, renewed, extended or otherwise modified from time to time, "Credit Agreement"), to which reference is made for a statement of the rights and obligations of the Lender and the duties and obligations of the Borrower in relation thereto; but neither this reference to the Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal sum of and interest on this Note when due.

     Except as provided in the Credit Agreement, the Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intention to accelerate the maturity of this Note, and all other notices of any kind, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

          THIS NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT PURSUANT TO ARTICLE 5069-15.10(B), TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 15, TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, SHALL NOT APPLY TO THE ADVANCES, THIS NOTE AND THE OTHER LOAN DOCUMENTS. THE BORROWER AGREES THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN
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DALLAS, TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE PROCEEDINGS IN
CONNECTION WITH THIS NOTE AND THE OTHER LOAN DOCUMENTS.

     THIS NOTE, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                    KEVCO, INC.



                                    By:  /s/ Gregory G. Kimmel
                                       ---------------------------
                                         Gregory G. Kimmel
                                         Vice President


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